Exhibit 11.1

DEPARTMENT 56, INC.
COMPUTATION OF NET INCOME PER SHARE
(In thousands, except per share amounts)

	13 Weeks Ended October 1, 2005	13 Weeks Ended October 2, 2004

Basic:
Net income	$11,062	$9,209

Weighted average number of common shares outstanding	13,688	13,433

Net income per common share – basic	$0.81	$0.69

Assuming Dilution:
Net income	$11,062	$9,209

Weighted average number of common shares outstanding	13,688	13,433

Dilutive impact of the assumed exercise of stock options and unvested restricted stock	25	184

Weighted average number of common and common equivalent shares	13,713	13,617

Net income per common share – assuming dilution	$0.81	$0.68

	39 Weeks Ended October 1, 2005	39 Weeks Ended October 2, 2004

Basic:
Net income	$12,552	$19,660

Weighted average number of common shares outstanding	13,661	13,303

Net income per common share – basic	$0.92	$1.48

Assuming Dilution:
Net income	$12,552	$19,660

Weighted average number of common shares outstanding	13,661	13,303

Dilutive impact of the assumed exercise of stock options and unvested restricted stock	125	186

Weighted average number of common and common equivalent shares	13,786	13,489

Net income per common share – assuming dilution	$0.91	$1.46